Filed Pursuant to Rule 424(b)(2)
  Registration Statement No. 333-277211
(To Prospectus dated February 21, 2024,
Prospectus Supplement dated February 21, 2024 and
Product Supplement EQUITY SUN-1 dated June 13, 2024)

180,368 Units $10 principal amount per unit CUSIP No. 403944424	Pricing Date Settlement Date Maturity Date	August 20, 2026 August 27, 2026 August 31, 2028

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket

•       Maturity of approximately two years

•       If the Basket is flat or increases, you will receive the greater of (a) a return of 16.00% and (b) a leveraged return equal to 119.00% of the percentage increase in the Basket

•       1-to-1 downside exposure to decreases in the Basket, with up to 100% of the principal amount at risk

•       The Basket is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index®, the S&P/ASX 200® Index, and the FTSE® China 50 Index. The EURO STOXX 50® Index was given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index was given an initial weight of 20.00%, each of the Swiss Market Index® and the S&P/ASX 200® Index was given an initial weight of 7.50%, and the FTSE® China 50 Index was given an initial weight of 5.00%

•       All payments occur at maturity and are subject to the credit risk of HSBC USA Inc.

•       No interest payments

•       In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Supplement to the Plan of Distribution—Role of MLPF&S and BofAS”

•       No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY SUN-1.

The estimated initial value of the notes on the pricing date is $9.72 per unit, which is less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$1,803,680.00
Underwriting discount(1)	$ 0.20	$ 36,073.60
Proceeds, before expenses, to HSBC	$ 9.80	$1,767,606.40

(1)	See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

August 20, 2026

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

Summary

The Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depend on the credit risk of HSBC and its ability to satisfy its obligations as they come due. If the Ending Value of the Market Measure, which is the international equity index basket described below (the “Basket”), is equal to or greater than the Starting Value, you will receive the greater of (a) a return of 16.00% and (b) a leveraged return equal to 119.00% of the percentage increase in the Basket. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index®, the S&P/ASX 200® Index and the FTSE® China 50 Index (each a “Basket Component”). On the pricing date, the EURO STOXX 50® Index was given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index was given an initial weight of 20.00%, each of the Swiss Market Index® and the S&P/ASX 200® Index was given an initial weight of 7.50% and the FTSE® China 50 Index was given an initial weight of 5.00%.

The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value was determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging-related charge described below, reduced the economic terms of the notes (including the Participation Rate).

Terms of the Notes		Redemption Amount Determination
Issuer:	HSBC USA Inc. (“HSBC”)	Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet. On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	An international equity index basket comprised of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Swiss Market Index® (Bloomberg symbol: “SMI”), the S&P/ASX 200® Index (Bloomberg symbol: “AS51”) and the FTSE® China 50 Index (Bloomberg symbol: “XIN0I”). Each Basket Component is a price return index.
Starting Value:	100.00
Ending Value:	The value of the Basket on the calculation day, calculated as specified in “The Basket” on page TS-8. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described on page PS-35 of product supplement EQUITY SUN-1.
Participation Rate:	119.00%
Step Up Payment:	$1.60 per unit, which represents a return of 16.00% over the principal amount.
Threshold Value:	100 (100% of the Starting Value).
Calculation Day:	August 24, 2028
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-25.
Calculation Agent:	BofA Securities, Inc. (“BofAS”) and HSBC, acting jointly.

Leveraged Market-Linked Step Up Notes	TS-2

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322:

▪	Product supplement EQUITY SUN-1 dated June 13, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924071365/tm2416843d13_424b5.htm

▪	Prospectus supplement dated February 21, 2024: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

▪	Prospectus dated February 21, 2024: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

To the extent the determination of the Redemption Amount and other terms described in this term sheet are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the determination of the Redemption Amount and other terms described in this term sheet shall control.

Investor Considerations

You may wish to consider an investment in the notes if:

•	You anticipate that the value of the Basket will not decrease from the Starting Value to the Ending Value.

•	You are willing to risk a loss of principal if the Basket decreases from the Starting Value to the Ending Value.

•	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

•	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

•	You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.

•	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

•	You believe that the value of the Basket will decrease from the Starting Value to the Ending Value.

•	You seek principal repayment or preservation of capital.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

•	You seek an investment for which there will be a liquid secondary market.

•	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Leveraged Market-Linked Step Up Notes	TS-3

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

Hypothetical Payout Profile

Market-Linked Step Up Notes

This graph reflects the returns on the notes, based on the Threshold Value of 100% of the Starting Value, the Participation Rate of 119.00% and the Step Up Payment of $1.60 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and term of your investment.

The following table is based on the Starting Value of 100.00, the Threshold Value of 100.00, the Participation Rate of 119.00%, and the Step Up Payment of $1.60 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
85.00	-15.00%	$8.50	-15.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
100.00(1)(2)	0.00%	$11.60(3)	16.00%
105.00	5.00%	$11.60	16.00%
110.00	10.00%	$11.60	16.00%
113.44	13.44%	$11.60	16.00%
120.00	20.00%	$12.38	23.80%
130.00	30.00%	$13.57	35.70%
140.00	40.00%	$14.76	47.60%
150.00	50.00%	$15.95	59.50%
200.00	100.00%	$21.90	119.00%

(1)	The Starting Value was set to 100.00 on the pricing date.

(2)	This is the Threshold Value.

(3)	This amount represents the sum of the principal amount and the Step Up Payment of $1.60.

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Leveraged Market-Linked Step Up Notes	TS-4

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 50.00
Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 110.00
The greater of (a) $10.00 + $1.60 = $11.60 and (b) = $11.60 Redemption Amount per unit

Example 3
The Ending Value is 150.00, or 150.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 150.00 The greater of (a) $10.00 + $1.60 = $11.60 and
(b) = $15.95 Redemption Amount per unit

Leveraged Market-Linked Step Up Notes	TS-5

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the stocks included in the Basket Components. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

Structure-related Risks

▪	Depending on the performance of the Basket as measured shortly before the maturity date, you may lose up to 100% of the principal amount.

▪	Changes in the level of one of the Basket Components may be offset by changes in the levels of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of some Basket Components will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Components.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Your investment return may be less than a comparable investment directly in the stocks included in the Basket Components.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	The estimated initial value of the notes is less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We determined the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value reflects our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date is expected to be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-25, and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Basket and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Leveraged Market-Linked Step Up Notes	TS-6

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

Market Measure-related Risks

▪	An index sponsor may adjust the relevant Basket Component in a way that affects its level, and has no obligation to consider your interests.

▪	As a noteholder, you will have no rights of a holder of the securities represented by the Basket Components, and you will not be entitled to receive securities, dividends or other distributions by issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the companies included in the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control any company included in any Basket Component, and have not verified any disclosure made by any other company, except to the extent that the common stock of HSBC Holdings plc, which is our parent company, is included in the FTSE® 100 Index.

▪	Your return on the notes may be adversely affected by factors affecting the international securities markets, specifically markets in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar, which you would have received if you had owned the securities included in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-38 of product supplement EQUITY SUN-1.

Additional Risk Factors

Recent executive orders could adversely affect your investment in the notes.

Pursuant to an executive order issued in November 2020, as amended (the “Executive Order”), U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities.

If the issuer of any of the component securities of the FTSE® China 50 Index is in the future designated as such a prohibited company, the value of such company may be adversely affected, perhaps significantly, which would adversely affect the performance of the FTSE® China 50 Index. In addition, under these circumstances, FTSE Russell has publicly indicated that they expect to remove the securities of any such prohibited company from the FTSE® China 50 Index. Any changes to the composition of the FTSE® China 50 Index in response to the Executive Order could adversely affect the performance of the FTSE® China 50 Index and, therefore, the market value of, and return on, the notes.

It is impossible to predict whether the securities of any particular company will become subject to the Executive Order or any similar executive action or other legal restrictions and, in such circumstances, there is no assurance that FTSE Russell would ultimately remove such prohibited securities from the FTSE® China 50 Index. Although none of us, MLPF&S or BofAS believe the notes to be subject to the Executive Order at this time, it is possible that the Executive Order could be expanded or modified to include the notes or that the notes could become subject to the Executive Order if any component security of the FTSE® China 50 Index is so prohibited and is not removed from the FTSE® China 50 Index. Under those circumstances, the value of the notes may be adversely affected and transactions in or holdings of the notes may become prohibited under U.S. law. You may suffer significant losses if you are forced to sell the notes prior to scheduled maturity.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY SUN-1.

A “Market Measure Business Day” means a day on which:

(A)	each of the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), the SIX Swiss Exchange (as to the Swiss Market Index®), the Australian Stock Exchange (as to the S&P/ASX 200® Index), and the Stock Exchange of Hong Kong (as to the FTSE® China 50 Index) (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Basket Components or any successors thereto are calculated and published.

Leveraged Market-Linked Step Up Notes	TS-7

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The Basket

The Basket is designed to allow investors to receive payment on the notes based on the performance of the Basket from the Starting Value to the Ending Value. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-33 of product supplement EQUITY SUN-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E	40.00%	6,422.06	0.00622853	40.00
FTSE® 100 Index	UKX	20.00%	10,748.16	0.00186078	20.00
Nikkei Stock Average Index	NKY	20.00%	66,216.79	0.00030204	20.00
Swiss Market Index®	SMI	7.50%	14,368.16	0.00052199	7.50
S&P/ASX 200® Index	AS51	7.50%	9,083.754	0.00082565	7.50
FTSE® China 50 Index	XIN0I	5.00%	16,211.06	0.00030843	5.00
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on the calculation day by summing the products of the closing level for each Basket Component on such day and the Component Ratio applicable to such Basket Component. If the scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day or a Market Disruption Event occurs on that day as to any Basket Component, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes—Basket Market Measures—Observation Level or Ending Value of the Basket” on page PS-35 of product supplement EQUITY SUN-1.

Leveraged Market-Linked Step Up Notes	TS-8

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2016 through August 20, 2026. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2015, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Leveraged Market-Linked Step Up Notes	TS-9

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of and is subject to change by each of STOXX Limited (“STOXX”) with respect to the EURO STOXX 50® Index (the “SX5E”), FTSE International Limited (“FTSE”) with respect to the FTSE® 100 Index (the “UKX”) and the FTSE® China 50 Index (the “XIN0I”), Nikkei Inc. (“Nikkei”) with respect to the Nikkei Stock Average Index (the “NKY”), the Geneva, Zurich, SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “SIX Exchange”), with respect to the Swiss Market Index® (the “SMI”), and S&P Dow Jones Indices LLC (“S&P”), a division of S&P Global, with respect to the S&P/ASX 200® Index (the “AS51”) (STOXX, FTSE, Nikkei, S&P and Six Exchange together, the “index sponsors”). The index sponsors have no obligation to continue to publish, and may discontinue or suspend the publication of any Basket Component at any time. The consequences of any index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” on page PS-28 of product supplement EQUITY SUN-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index.

The EURO STOXX 50® Index

The SX5E was created by STOXX, which is owned by Deutsche Börse AG. Publication of the SX5E began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The SX5E is reported daily on the Bloomberg L.P. (the “Bloomberg”) under the symbol “SX5E” and on the STOXX website. Information contained in the STOXX website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Index Composition and Maintenance

The SX5E is composed of 50 stocks from 8 Eurozone countries (Belgium, Finland, France, Germany, Ireland, Italy, the Netherlands and Spain) and represents the largest STOXX Supersector leaders in the Eurozone in terms of free-float market capitalization. The SX5E aims to include the 50 Supersector leaders from the EURO STOXX Index by selecting stocks from each of the 20 EURO STOXX Supersectors indices. The 20 STOXX Supersectors are: automobiles and parts; banks; basic resources; chemicals; construction and materials; consumer products and services; energy; financial services; food, beverage and tobacco; health care; industrial goods and services; insurance; media; personal care, drug and grocery stores; real estate; retail; technology; telecommunications; travel and leisure; and utilities.

The SX5E is weighted by free float market capitalization. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization. Free float weights are reviewed quarterly and the SX5E’s composition is reviewed annually in September. The review cut-off date is the last trading day of August.

Within each of the 20 EURO STOXX Supersector indices, the component stocks are ranked by free float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current component stocks are then added to the selection list. The stocks on the selection list are ranked by free float market capitalization. The largest 40 stocks on the selection list are selected for inclusion in the SX5E, and the remaining 10 stocks are selected from the largest remaining stocks ranked between 41 and 60. If the component number is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks. In exceptional cases, STOXX may make additions and deletions to the selection list.

Index Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

index =	free float market capitalization of the index
divisor of the index

The “free float market capitalization of the index” is equal to the sum of the product of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions.

Leveraged Market-Linked Step Up Notes	TS-10

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The following graph shows the daily historical performance of the SX5E in the period from January 1, 2016 through August 20, 2026. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On the pricing date, the closing level of the SX5E was 6,422.06.

Historical Performance of the SX5E

This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SX5E.

License Agreement

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use certain indices owned and published by STOXX in connection with some products, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to HSBC, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

▪	Sponsor, endorse, sell or promote the notes.

▪	Recommend that any person invest in the notes or any other securities.

▪	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

▪	Have any responsibility or liability for the administration, management or marketing of the notes.

▪	Consider the needs of the notes or the holders of the notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

▪	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

o	The results to be obtained by the notes, the holder of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E;

o	The accuracy or completeness of the SX5E and its data;

o	The merchantability and the fitness for a particular purpose or use of the SX5E and its data;

o	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data;

▪	Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between HSBC and STOXX is solely for their benefit and not for the benefit of the holders of the notes or any other third parties.

Leveraged Market-Linked Step Up Notes	TS-11

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The FTSE® 100 Index

The UKX is a market-capitalization weighted index calculated, published and disseminated by FTSE, an independent company wholly owned by the London Stock Exchange Group (the “LSE”). The UKX is designed to measure the composite performance of the 100 largest U.K. domiciled blue chip companies that pass screening for size and liquidity traded on the LSE. The UKX was launched on January 3, 1984 and has a base date of December 30, 1983. The UKX is reported by Bloomberg under the ticker symbol “UKX.”

The UKX is calculated by (i) multiplying the per share price of each stock included in the UKX by the number of outstanding shares and by the free float factor applicable to such stock, (ii) calculating the sum of all these products (such sum referred to hereinafter as the “FTSE Aggregate Market Value”) as of the starting date of the UKX and (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the total issued share capital of the UKX on the base date and which can be adjusted to allow changes in the issued share capital of individual underlying stocks (including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits) to be made without distorting the UKX. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire UKX than will movements in share prices of companies with relatively smaller market capitalization.

The 100 stocks included in the UKX (the “UKX Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks based on screens designed to ensure (i) minimum liquidity standards are met, (ii) accurate and reliable price information is available, (iii) minimum voting rights standards (generally, that greater than 5%of the company’s voting rights are in the hands of unrestricted shareholders) are met, (iv) minimum free float standards (10% if incorporated in the U.K. and 25% in non-U.K. incorporated) are achieved, and (v) other specified standards are observed. The UKX Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the UKX Underlying Stocks is available from FTSE. The UKX is reviewed quarterly by FTSE. The results of the periodic review will be shown to the FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee at their next quarterly meeting in order to maintain continuity in the level. The UKX Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the UKX if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased to be a viable component of the UKX. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market value.

Leveraged Market-Linked Step Up Notes	TS-12

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The following graph shows the daily historical performance of the UKX in the period from January 1, 2016 through August 20, 2026. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On the pricing date, the closing level of the UKX was 10,748.16.

Historical Performance of the UKX

This historical data on the UKX is not necessarily indicative of the future performance of the UKX or what the value of the notes may be. Any historical upward or downward trend in the level of the UKX during any period set forth above is not an indication that the level of the UKX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the UKX.

License Agreement

HSBC or one of its affiliates has entered into a non-exclusive license agreement with FTSE, whereby HSBC and its affiliates and subsidiary companies and certain of its affiliates, in exchange for a fee, will be permitted to use the UKX, which is owned and published by FTSE, in connection with certain products, including the notes.

Neither FTSE nor the LSE makes any representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in structured products generally or in the notes particularly, or the ability of the UKX to track general stock market performance. FTSE and the LSE’s only relationship with HSBC is the licensing of certain trademarks and trade names of FTSE, respectively, without regard to us or the notes. FTSE and the LSE have no obligation to take the needs of us or the holders of the notes into consideration in determining, composing or calculating the UKX Neither FTSE nor the LSE is responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Neither FTSE nor the LSE has any obligation or liability in connection with the administration, marketing or trading of the notes.

The notes are not in any way sponsored, endorsed, sold or promoted by FTSE or the LSE, and neither FTSE nor the LSE makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the UKX and/or the figure at which the said component stands at any particular time on any particular day or otherwise. The UKX is compiled and calculated by FTSE. However, neither FTSE nor the LSE shall be liable (whether in negligence or otherwise) to any person for any error in the UKX and neither FTSE nor the LSE shall be under any obligation to advise any person of any error therein.

“FTSE®,” “FTSETM,” “FT-SE®” and “Footsie®” are trademarks of the London Stock Exchange Group companies and are used by FTSE International Limited under license. “All-World,” “All-Share” and “All-Small” are trademarks of FTSE International Limited.

Leveraged Market-Linked Step Up Notes	TS-13

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The Nikkei Stock Average Index

The NKY is an adjusted price weight index that measures the composite price performance of selected Japanese stocks. The NKY is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed on the TSE Prime Market. Stocks listed on the TSE Prime Market are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electric Machinery, Automobiles and Auto Parts, Precision Instruments, Communications;

•	Financials — Banking, Other Financial Services, Securities, Insurance;

•	Consumer Goods — Fishery, Foods, Retail, Services;

•	Materials — Mining, Textiles and Apparel, Paper and Pulp, Chemicals, Petroleum, Rubber, Glass and Ceramics, Steel, Nonferrous Metals, Trading Companies;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing, Real Estate; and

•	Transportation and Utilities — Railway and Bus, Land Transport, Marine Transport, Air Transport, Warehousing, Electric Power, Gas.

Index Calculation

The NKY is a price-weighted equity index (i.e., a Nikkei Underlying Stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the presumed par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is calculated once every 5 seconds during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

Standards for Listing and Maintenance

A Nikkei Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing on the TSE Prime Market due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) designed to be “securities to be delisted” or “securities on alert”, (ii) delisted due to corporate restructuring such as merger, share exchange or share transfer, or (iii) transfer to the market other than the TSE Prime Market. In addition, component stocks designated as “securities under supervision” remain to be constituents at the time of designation. However, Nikkei Inc. may replace such a constituent with a pre-announcement when it is highly inappropriate to keep such stock as a constituent (e.g., the probability of delisting is extremely high). Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation, may be deleted by Nikkei Inc. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. A list of the issuers of the Nikkei Underlying Stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the NKY.

Leveraged Market-Linked Step Up Notes	TS-14

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The following graph shows the daily historical performance of the NKY in the period from January 1, 2016 through August 20, 2026. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On the pricing date, the closing level of the NKY was 66,216.79.

Historical Performance of the NKY

This historical data on the NKY is not necessarily indicative of the future performance of the NKY or what the value of the notes may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the NKY.

License Agreement

We will enter into an agreement with Nikkei providing us with a non-exclusive license with the right to use the NKY in exchange for a fee. The NKY is an intellectual property of Nikkei Inc. “Nikkei,” “Nikkei Stock Average,” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the NKY. Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc. calculates and disseminates the NKY under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively the “Nikkei Index Sponsor.”

The notes are not in any way sponsored, endorsed or promoted by the Nikkei Index Sponsor. The Nikkei Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by the Nikkei Index Sponsor. However, the Nikkei Index Sponsor shall not be liable to any person for any error in the NKY and the Nikkei Index Sponsor shall not be under any obligation to advise any person, including a purchaser or seller of the notes, of any error therein.

In addition, the Nikkei Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

Leveraged Market-Linked Step Up Notes	TS-15

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The Swiss Market Index®

The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Exchange. The SMI was first launched with a base level of 1,500 as of June 30, 1988. The SMI is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of SIX Exchange. The SMI is reported by Bloomberg under the symbol “SMI.”

Index Composition and Maintenance

The SMI contains more than 74% of the entire free float market capitalization of the Swiss equity market and is made up of 20 of the largest and most liquid stocks from the Swiss Performance Index (“SPI”). Its composition is examined twice a year by the Management Committee and the Index Commission, and any changes to the index composition of the SMI are made once a year.

The position of each security is determined by a combination of average free-float market capitalization (compared to the capitalization of the entire SPI) and cumulated on order book turnover (compared to the total turnover of the SPI). The 18 securities with the highest rank are selected for inclusion in the SMI. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22, current components are selected with priority over the other securities. New components out of the buffer are selected until 20 components have been reached.

Capped Weightings and Intra-Quarter Breaches

The weight of any underlier stock that exceeds a weight of 18% within the SMI is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such underlier stock’s free float market capitalization. An underlier stock’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other underlier stocks. The underlier stocks are also capped to 18% as soon as two underlier stocks exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, the new capping factors are implemented after the close of the following trading day. The weights of the largest components are therefore set again to 18% effective after the close of the following trading day. If an issuer is represented in the SMI by more than one security, the free float market capitalization of those securities is cumulated for the calculation of the capping factors.

Index Calculation

The SMI is a non-dividend-adjusted price index. The SMI is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalization of all securities included in the index by a divisor.

The divisor is a technical number used to calculate the index. If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect. Regular cash dividend payments do not result in adjustments to the divisor. Repayments of capital through the reduction of a share's par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment and no adjustments are made to the divisor. Distributions such as special dividends and anniversary bonuses that, contrary to a company's usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor.

Sector Designations

Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. FTSE Russell, which manages the ICB has implemented structural updates to the ICB, effective July 1, 2019. FTSE Russell added an 11th industry, Real Estate, to the ICB, expanded and reorganized the previously existing Telecommunications industry, reorganized the Consumer Goods and Consumer Services industries into Consumer Staples and Consumer Discretionary industries, respectively, and renamed the Oil & Gas industry to the Energy industry. The Real Estate industry contains the Real Estate Investment & Services sector and the Real Estate Investment Trusts (REITs) sector. However, because Mortgage REITs derive revenue from real estate financing rather than from real estate itself, they remain in the Financials industry. The Telecommunications industry was expanded via the addition of companies from the previously existing Technology industry and the previously existing Media sector and reorganized by creating a new Telecommunications Equipment sector and new Telecommunications Services (which includes Fixed Line Telecommunications and Mobile Telecommunications companies) and Cable Television Services subsectors, which are grouped at the sector level as the Telecommunications Service Providers sector. The new Consumer Staples and Consumer Discretionary industries are a blend of the previously existing Consumer Goods and Consumer Services industries, with a majority of the weight in the existing Consumer Goods industry having shifted to the new Consumer Staples industry and a majority of the weight in the existing Consumer Services industry having shifted to the new Consumer Discretionary industry.

Leveraged Market-Linked Step Up Notes	TS-16

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The following graph shows the daily historical performance of the SMI in the period from January 1, 2016 through August 20, 2026. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On the pricing date, the closing level of the SMI was 14,368.16.

Historical Performance of the SMI

This historical data on the SMI is not necessarily indicative of the future performance of the SMI or what the value of the notes may be. Any historical upward or downward trend in the level of the SMI during any period set forth above is not an indication that the level of the SMI is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SMI.

License Agreement

The notes are not in any way sponsored, endorsed, sold or promoted by the SIX Exchange and the SIX Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the figure at which the SMI stands at any particular time on any particular day or otherwise. However, the SIX Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI and the SIX Exchange shall not be under any obligation to advise any person of any error therein.

SIX Group, SIX Exchange, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Exchange. Their use is subject to a license.

Leveraged Market-Linked Step Up Notes	TS-17

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The S&P/ASX 200® Index

The AS51 is designed to provide exposure to the largest 200 eligible securities that are listed on the Australian Securities Exchange (“ASX”) by float-adjusted market capitalization. The AS51 was first launched in 1979 by the ASX and was acquired and re-launched by its current index sponsor on April 3, 2000. The AS51 is sponsored, calculated, published and disseminated by S&P. The AS51 is reported by Bloomberg under the symbol “AS51.”

Index Composition

The AS51 weights companies according to the Global Industry Classification Standard, which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions.

Standards for Listing and Maintenance

The AS51 constituents are drawn from the universe of ordinary and preferred equity stocks listed on ASX. The criteria for index additions include, but are not limited to:

•	Listing. Only securities listed on the ASX are considered for inclusion in the AS51;

•	Market Capitalization. The market capitalization criterion for stock inclusion is based upon the daily average market capitalization of a security over the last six months. The stock price history (last six months), latest available shares on issue and the investable weight factor (“IWF”) are the relevant variables for the calculation. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities; and

•	Liquidity. Only securities that are regularly traded are eligible for inclusion in the AS51. A stock’s liquidity is measured relative to its peers. Relative Liquidity is calculated as follows:

Relative Liquidity =	Stock Median Liquidity
Market Liquidity

Where:

o	Stock Median Liquidity is the median daily value traded for each stock divided by the average float/index weight-adjusted market capitalization for the previous six months; and

o	Market Liquidity is determined using the market capitalization weighted average of the stock median liquidities of the 500 companies in the All Ordinaries index, an index that includes nearly all ordinary shares listed on the ASX.

Stocks must have a minimum Relative Liquidity of 50% to be included in the AS51.

•	Eligible Securities. Common and equity preferred stocks (which are not of a fixed income nature) are eligible for inclusion in the AS51. Hybrid stocks, such as convertible stock, bonds, warrants and preferred stock that provide a guaranteed fixed return, are not eligible. Listed investment companies that invest in a portfolio of securities are not eligible. Companies that are currently under consideration for merger or acquisition are not eligible.

Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect the third Friday of March, June, September and December.

Intra-Quarter Additions/Deletions. Between rebalancing dates, an addition to the AS51 is generally made only if a vacancy is created by an index deletion. Index additions are made according to market size and liquidity. An initial public offering (IPO) is added to the AS51 only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion. An index constituent that appears to violate criteria for addition to the AS51 will not be deleted unless ongoing conditions warrant an index change. Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the AS51 will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the AS51 at the closing price of the security on the deletion date for cash-only offers.

Rebalancing. Rebalancing of the AS51 series occurs on a regular basis. Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine index eligibility. Shares and IWFs updates are also applied regularly. The rebalancing reference date for data used is the second to last Friday of the month prior to the rebalance month. Rebalancing announcements are made on the first Friday of March, June, September, and December. The Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

Buffers. In order to limit the level of index turnover, eligible securities will only be considered for index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy a buffer requirement in terms of the rank of the stock relative to the AS51. The following buffer aims to limit the level of index turnover that may take place at each quarterly rebalancing, maximizing the efficiency and limiting the cost associated with holding the index portfolio.

Leveraged Market-Linked Step Up Notes	TS-18

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The Rank Buffer for addition to the AS51 is 179th or higher, and for deletion, 221st or lower.

This float-adjusted market capitalization rank buffer serves as the guideline used by the Index Committee to arrive at any potential constituent changes to the AS51. However, the Index Committee has complete discretion to by-pass these rules when circumstances warrant.

Frequency. The AS51 constituents are rebalanced quarterly to ensure adequate market capitalization and liquidity. Quarterly rebalancing changes take effect after the market close on the third Friday of March, June, September and December.

Share Updates. The share count for all index constituents are updated quarterly and are rounded to the nearest thousand (‘000). Share updates for foreign-domiciled securities will take place at each quarterly rebalancing. The update to the number of shares outstanding will only take place when the three-month average of CDIs or the Total Securities held in the Australian branch of issuer sponsored register (where supplied) and in CHESS, on the rebalancing reference date, differs from the current number of shares used by 5% or more.

Index Calculation

The AS51 is calculated using a base-weighted aggregate methodology so that the level of the AS51 reflects the total market value of all the component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

A stock’s weight in the AS51 is determined by the float-adjusted market capitalization of the stock. The number of shares outstanding is reduced to exclude closely held shares from the index calculation because such shares are not available to investors. The AS51 calculates an Investable Weight Factor (IWF), which is the percentage of total shares outstanding that are included in the index calculation. All constituents in the AS51 are assigned an IWF. A company must have a minimum IWF of 0.3 to be eligible for index inclusion, however an IWF at or above that level is not necessary for ongoing index membership.

On any given day, the index value is the quotient of the total available market capitalization of its constituents and its divisor. Continuity in the index value is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date. This includes additions and deletions to the AS51, rights issues, share buybacks and issuances, spin-offs, and adjustments in availability. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the index. The divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. The divisor will be adjusted to account for new addition to or deletion from the AS51 and certain corporate actions, such as special cash dividend, certain stock dividend, rights offering, new share issuance, reduction of capital and merger.

Index Governance

The Index Committee monitors overall policy guidelines and methodologies, as well as additions and deletions from the AS51. S&P Dow Jones chairs the Index Committee, which is composed of voting members representing both S&P Dow Jones and the ASX.

Decisions made by the Index Committee include all matters relating to index construction and maintenance. The Index Committee meets regularly to review market developments and convenes as needed to address major corporate actions. It is the sole responsibility of the Index Committee to decide on all matters relating to methodology, maintenance, constituent selection and index procedures. The Index Committee makes decisions based on all publicly available information and discussions are kept confidential to avoid any unnecessary impact on market trading.

Leveraged Market-Linked Step Up Notes	TS-19

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The following graph shows the daily historical performance of the AS51 in the period from January 1, 2016 through August 20, 2026. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On the pricing date, the closing level of the AS51 was 9,083.754.

Historical Performance of the AS51

This historical data on the AS51 is not necessarily indicative of the future performance of the AS51 or what the value of the notes may be. Any historical upward or downward trend in the level of the AS51 during any period set forth above is not an indication that the level of the AS51 is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the AS51.

License Agreement

The AS51 is a product of S&P, and has been licensed for use by us. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); “Standard & Poor’s®,” “S&P/ASX 200®” and “S&P®” are trademarks of S&P Financial; and these trademarks have been licensed for use by S&P and sublicensed for certain purposes by us. The notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, S&P Financial, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the AS51 to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the AS51 is the licensing of the AS51 and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The AS51 is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take the needs of us or the holders of notes into consideration in determining, composing or calculating the AS51. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the AS51 will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the AS51.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE AS51 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE

Leveraged Market-Linked Step Up Notes	TS-20

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE AS51 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The FTSE® China 50 Index

The XIN0I was previously known as the “FTSE China 25 index.” On September 22, 2014, FTSE Russell expanded the XIN0I to a 50 stock index, and changed its name from FTSE China 25 Index to FTSE® China 50 Index. The XIN0I is a stock index calculated, published and disseminated by FTSE Russell, and is designed to represent the performance of the mainland Chinese market that is available to international investors. The XIN0I is currently based on the 50 largest and most liquid Chinese stocks (called “H” shares, “P Chips” and “Red Chips”), listed and trading on the Hong Kong Stock Exchange. Currently, only “H” shares, “Red Chip” shares and “P Chip” shares are eligible for inclusion in the XIN0I. “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the Hong Kong Stock Exchange. “Red Chip” shares are securities of companies incorporated outside the People’s Republic of China, which are substantially owned directly or indirectly by the Chinese government, have the majority of their revenue or assets derived from mainland China and are listed on the Hong Kong Stock Exchange. “P Chip” shares are securities of companies incorporated outside the People’s Republic of China, which are controlled by individuals located in mainland China, have the majority of their revenue or assets derived from mainland China and are listed on the Hong Kong Stock Exchange.

The FTSE® China 50 Index is calculated and published in Hong Kong dollars and United States dollars. The FTSE® China 50 Index (in Hong Kong dollars) is reported by Bloomberg under the ticker symbol “XIN0I.”

Standards for Listing and Maintenance

All classes of equity in issue are eligible for inclusion in the XIN0I, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE® All-World Index. The FTSE® All-World Index is a market-capitalization weighted index designed to represent the performance of the large- and mid- capitalization stocks from the FTSE® Global Equity Index Series and covers approximately 90.00% to 95.00% of the world’s investable market capitalization. Companies whose business is that of holding equity and other investments (e.g., investment trusts) are not eligible for inclusion. Convertible preference shares and loan stocks are excluded until converted.

Securities must be sufficiently liquid to be traded, therefore, the following criteria, among others, are used to ensure that illiquid securities are excluded:

•	Price. There must be an accurate and reliable price for the purposes of determining the market value of a company.

•	Liquidity. Each security is tested for liquidity on a semi-annual basis in March and September by calculation of its monthly median of daily trading volume as part of the FTSE® All-World Index review. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test.

For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days.

Daily totals with zero trades are included in the ranking; therefore, a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month.

Any period suspension will not be included in the test.

The liquidity test will be applied on a pro-rata basis where the testing period is less than 12 months:

(i)	A non-constituent which does not turnover at least 0.05% of their shares in issue (after the application of any free float weightings) based on their median daily trading volume per month in ten of the twelve months prior to a full market review, will not be eligible for inclusion in the XIN0I.

(ii)	An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trading volume per month for a least eight of the twelve months prior to a full market review will be removed from the XIN0I.

(iii)	New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their free float adjusted shares based on their median daily trading volume each month, on a pro-rata basis since listing. When testing liquidity, the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period. This rule will not apply to new issues added under fast entry inclusion as part of the FTSE® All-World Index review.

At the sole discretion of FTSE Russell, the above percentage figures may be adjusted by up to 0.01% at the March and September review so that, in FTSE Russell’s opinion, the XIN0I better reflects the liquid investable market of the region. This discretion may only be

Leveraged Market-Linked Step Up Notes	TS-21

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

exercised across the whole market and may not be applied to individual securities.

At the March and September reviews of the FTSE® All-World Index, newly listed companies will have their liquidity assessed on a pro-rata basis.

•	New Issues. New issues, which do not qualify as early entrants, will become eligible for inclusion at the March and September reviews of the FTSE All-World Index providing they have, since the commencement of official non-conditional trading, a minimum of at least three trading months prior to the date of that review and turnover of at least 0.05% of their free float adjusted shares based in issue based on their median daily trading volume each month, on a pro rata basis since their listing.

The inclusion of early entries will not require a minimum trading record.

The XIN0I, like other indices of FTSE Russell, is governed by an independent advisory committee, the FTSE Russell Asia Pacific Regional Equity Advisory Committee, that ensures that the XIN0I is operated in accordance with its published ground rules, and that the rules remain relevant to the XIN0I. The FTSE Russell Asia Pacific Regional Equity Advisory Committee is responsible for undertaking the review of the XIN0I and for approving changes of constituents.

Index Calculation

The XIN0I is calculated using the free float index calculation methodology of FTSE Russell. The XIN0I is calculated using the following formula:

Where:

“N” is the number of securities in the XIN0I;

“pi” is the latest trade price of the component security “i” (or the price at the close of the XIN0I on the previous day);

“ei” is the exchange rate required to convert the security’s currency into the XIN0I’s base currency;

“si” is the number of shares in issue used by FTSE for the security;

“fi” is the investability weighting factor published by FTSE, to be applied to such security to all amendments to its weighting, expressed as a number between 0 and 1, where 1 represents a 100.00% free float;

“ci” is the capping factor published by FTSE to be applied to a security to correctly weight that security in the XIN0I; and

“d” is the divisor, a figure that represents the total issued share capital of the XIN0I at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities to be made without distorting the XIN0I.

The capping factor serves to limit the weight of any individual company to no more than 9.00% of the XIN0I and to limit the aggregate weight of all companies that have a weight greater than 4.50% to no more than 38.00% of the XIN0I.

The XIN0I uses actual trade prices for securities with local stock exchange quotations.

Free float restrictions are calculated using available published information. Companies with a free float of 5.00% or below are excluded from the XIN0I. In June, a constituent’s free float will be updated regardless of size. No buffers are applied. Quarterly updates to free float will be applied after the close of business on the third Friday of March, June, September and December. Free float changes resulting from corporate events will not be subject to the buffers as detailed above and will be implemented in line with the event.

The XIN0I will be periodically reviewed for changes in free float. These reviews will coincide with the quarterly reviews of the XIN0I. Implementation of any changes will happen at close of trading on the third Friday in March, June, September and December.

A constituent’s free float will also be reviewed and adjusted if necessary:

•	By identifying information which necessitates a change in free float weighting;

•	Following a corporate event; or

•	Expiry of a lock-in clause.

If a corporate event includes a corporate action which affects the XIN0I, any change in free float will be implemented at the same time as the corporate action.

Foreign ownership limits, if any, will be applied after calculating the actual free float restriction. FTSE’s methodology takes account of the restrictions placed on the equity holdings of foreigners in a company where these have been imposed by governments or regulatory authorities, for example on strategically sensitive industrial sectors such as defense and telecommunications, or where they have been explicitly set out in a company’s constitution. Where the presence of foreign ownership restrictions creates a limit on foreign ownership that is more restrictive than the calculated free float for a company, the precise foreign ownership limit is used in place of the free float for

Leveraged Market-Linked Step Up Notes	TS-22

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

the purposes of calculating the company’s investability weight. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the above.

Where a company’s shares are issued partly, or nil, paid and the call dates are already determined and known, the market price will, for the purposes of calculating its market capitalization, be adjusted so as to include all such calls (i.e., the fully paid price).

Periodic Review of Constituents

The quarterly review of the XIN0I constituents takes place in March, June, September and December. The constituents will be reviewed using data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Any constituent changes will be implemented after the close of business on the third Friday of March, June, September and December.

At the quarterly review, the constituents of the XIN0I are capped using prices adjusted for corporate actions as at the close of business on the second Friday in March, June, September and December. The capping is implemented after close of business on the third Friday in March, June, September and December based on the constituents, shares in issue and free float on the next trading day following the third Friday of the review month.

Quarterly changes are published after the close of business on the Wednesday before the first Friday of March, June, September and December to give users of the XIN0I sufficient notification of the changes before their implementation.

At review, all constituents of the XIN0I must be existing or pending constituents to the FTSE® All-World Index, i.e., the review will take into consideration any constituent changes to the FTSE® All-World Index as announced by FTSE and will therefore be conducted before the implementation date of these changes.

A company will be inserted into the XIN0I at the periodic review if it rises to 40th position or above when the eligible companies are ranked by full market capitalization (before the application of any investability weightings).

A company in the XIN0I will be deleted at the periodic review if it falls to 61st position or below when the eligible companies are ranked by full market value (before the application of any investability weightings).

A constant number of constituents will be maintained for the XIN0I. Where a greater number of companies qualify to be inserted in the XIN0I than those qualifying to be deleted, the lowest ranking constituents presently included in the XIN0I will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the XIN0I will be inserted to match the number of companies being deleted at the periodic review.

Leveraged Market-Linked Step Up Notes	TS-23

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

The following graph shows the daily historical performance of the XIN0I in the period from January 1, 2016 through August 20, 2026. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On the pricing date, the closing level of the XIN0I was 16,211.06.

Historical Performance of the XIN0I

This historical data on the XIN0I is not necessarily indicative of the future performance of the XIN0I or what the value of the notes may be. Any historical upward or downward trend in the level of the XIN0I during any period set forth above is not an indication that the level of the XIN0I is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the XIN0I.

License Agreement

We have entered into a non-exclusive license agreement with FTSE, whereby we and our affiliates and subsidiaries, in exchange for a fee, will be permitted to use the XIN0I, which is owned and published by FTSE, in connection with certain products, including the notes.

Neither FTSE nor the LSE makes any representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in structured products generally or in the notes particularly, or the ability of the XIN0I to track general stock market performance. FTSE and the LSE’s only relationship with us is the licensing of certain trademarks and trade names of FTSE, respectively, without regard to us or the notes. FTSE and the LSE have no obligation to take the needs of us or the holders of the notes into consideration in determining, composing or calculating the XIN0I. Neither FTSE nor the LSE is responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Neither FTSE nor the LSE has any obligation or liability in connection with the administration, marketing or trading of the notes.

The notes are not in any way sponsored, endorsed, sold or promoted by FTSE or the LSE, and neither FTSE nor the LSE makes any claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the XIN0I and/or the figure at which the said component stands at any particular time on any particular day or otherwise, or the suitability of the XIN0I for the purpose to which it is being put in connection with the notes. The XIN0I is compiled and calculated by FTSE. However, neither FTSE nor the LSE shall be liable (whether in negligence or otherwise) to any person for any error in the XIN0I and neither FTSE nor the LSE shall be under any obligation to advise any person of any error therein.

“FTSE®,” and “FTSETM,” are trademarks of the London Stock Exchange Group companies and are used by FTSE International Limited under license. “All-World,” “All-Share” and “All-Small” are trademarks of FTSE International Limited.

Leveraged Market-Linked Step Up Notes	TS-24

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates are obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S and BofAS

BofAS will participate as selling agent in the distribution of the notes. Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by BofAS seeking bids from market participants, which could include one of our affiliates and MLPF&S, BofAS and their affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-7 of product supplement EQUITY SUN-1.

Leveraged Market-Linked Step Up Notes	TS-25

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due August 31, 2028

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Basket.

•	Under this characterization and tax treatment of the notes, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

•	Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, should not apply to the notes unless the notes are “delta-one” instruments. Based on our determination that the notes are not delta-one instruments, non-U.S. holders (as defined in the prospectus supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-38 of product supplement EQUITY SUN-1.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the issuer, when this term sheet has been attached to, and duly notated on, the master note that represents the notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 21, 2024, and issued and paid for as contemplated herein, the notes offered by this term sheet will be valid, binding and enforceable obligations of the issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 21, 2024, which has been filed as Exhibit 5.3 to the issuer’s registration statement on Form S-3 dated February 21, 2024.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Leveraged Market-Linked Step Up Notes	TS-26